June 21, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

                                RE:   Pretory USA, Inc.
                                      -----------------
Gentlemen:

We have read Item 4 of Amendment No. 2 to the Current Report on Form 8-K ("Form 8- K") of Pretory USA, Inc. ("Pretory" or the "Company"), which is not dated or signed (a copy of which is attached) and was transmitted to us by the Company's attorney, by letter dated June 13, 2000. We disagree with certain statements in the Form 8-K. Our comments with respect to the Company's statements in the amended Form 8-K are as follows:

-- We disagree with the Company's statement in Item 4(b) of the Form 8-K that "there were no disagreements with Mazars & Guerard, LLP on any matters of...auditing scope or procedure, which agreements [sic], if not resolved to their satisfaction, would have caused it to make a reference to the subject matter of the disagreement in connection with its report."

     During the audit of the Company's financial statements for the period ended December 31, 1999, we determined that it was necessary to obtain confirmation from The Concorde Trust of an account receivable due to the Company from The Concorde Trust in connection with an ostensible contract (the "Contract") between the Company, The Concorde Trust and the Norwegian People's Aid Society. The Company's management resisted our efforts to obtain confirmation of the account receivable from The Concorde Trust. This disagreement ultimately was resolved to our satisfaction when the Company's management agreed to allow us to request confirmation of the account receivable from the Norwegian People's Aid Society.

-- We disagree with the Company's statement in Item 4(a) that it never "...threatened Mazars and Guerard with litigation."

For the foregoing reasons, we resigned as the Company's auditors without issuing any report or opinion regarding the Company's financial statements for the period ended December 31, 1999.

Very truly yours,


/s/ Mazars & Guerard, LLP
Mazars & Guerard, LLP